Exhibit 28(p)(ii)

CODE OF ETHICS

DUPREE & COMPANY, INC.

(Effective Date: May 8, 2018)

1.	Statement of General Fiduciary Principles

Pursuant to Section 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), Section 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) and any amendments thereto, and applicable FINRA Rules & Regulations, Dupree & Company, Inc. (“Dupree”) has adopted the following Code of Ethics (“Code”). Dupree is registered with the Financial Industry Regulatory Authority (“FINRA”) as a Broker/Dealer. Dupree is also registered as an Investment Adviser and Transfer Agent with the Securities & Exchange Commission (“SEC”). Dupree does not conduct any business in its capacity as a Broker/Dealer. Dupree’s business consists solely and exclusively of serving as the Investment Adviser and Transfer Agent for Dupree Mutual Funds (the “Trust”) which is an investment company registered under the Investment Company Act. Accordingly, Dupree does not have any investment advisory clients other than the Trust. Dupree provides advisory services and manages the assets of the Trust on a discretionary basis.

This Code is based on the principles that: (i) all Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, all clients of Dupree and/or shareholders of the Trust to conduct their personal transactions in Covered Securities in a manner which neither interferes with the Trust’s portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Trust; (ii) in complying with this fiduciary duty, Access Persons owe the Trust and shareholders of the series of the Trust the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Trust ahead of the Access Person’s own personal interests or the interests of others. For example, an Access Person who purchases a Covered Security for a personal account and fails to recommend that Covered Security to, or purchase that Covered Security for, a Fund eligible to make such an investment may be in violation of this Code.

Among other things, this Code prohibits any access person from committing any act (or omission) that would have the effect of defrauding any customers of Dupree and/or shareholders of the Trust. Under applicable FINRA rules and regulations, Dupree has an affirmative duty to conduct its business in such a manner as to observe high standards of commercial honor and just and equitable principles of trade. Under this code, all employees of Dupree are required to comply with all federal securities laws and rules and regulations.

Access Persons must adhere to these general fiduciary principles and comply with the specific provisions of this Code. Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Covered Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Fund and its shareholders or a failure to adhere to these general fiduciary principles.

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This Code has been adopted pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

2.	Definitions

A.	An “Access Person” means: Any director, officer, general partner, or advisory person of Dupree & Company, Inc.

B.	An “Advisory Person” means:

1)

Any employee of Dupree who in connection with his or her regular duties makes, participates in, or obtains information regarding the purchase or sale of a security by Dupree, or whose functions relate to the making of any recommendations with respect to such purchase or sales; and

2)	Any natural person in a control relationship to Dupree who obtains information concerning recommendations made to Dupree’s customers with regard to the purchase or sale of a security.

C.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in covered securities.

D.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. The definitions and presumptions contained in 15 USC 80-2a shall apply in determinations of “control”.

E.	“Purchase” or “sale” of a Covered Security” includes, among other things, the writing of options to buy or sell a Covered Security.

F.

“Covered Security” means a security as defined in section 2(a)(36) of the Investment Company Act of 1940, except that it does not include securities issued by the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, and shares of a registered open-end investment company, other than reportable funds such as Dupree Mutual Funds and shares issued by exchange-traded funds. Covered Security includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege in any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument

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commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or gift to subscribe to or purchase, any of the foregoing.

G.

“Security held or to be acquired” means any Covered Security which within the most recent 15 days, (i) is or has been held by Dupree’s advisory client, or (ii) is being or has been considered by Dupree for the client’s benefit for purchase. A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security has been made and communicated by the investment adviser of the Fund and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

H.	“Related person” means any member of the access person’s household.

3.	Conduct Prohibited:

It shall be a violation of this Code for any access person in connection with the purchase or sale, directly or indirectly by such person of a security held or to be acquired by the Trust to:

A.	employ any device, scheme or artifice to defraud clients of Dupree and/or the Trust.
B.

represent to any client of Dupree and/or the Trust any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

C.	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon clients of Dupree and/or the Trust; or
D.	engage in any manipulative practice with respect to clients of Dupree and/or the Trust.

Prior approval of any transaction by the Chief Compliance Officer of Dupree shall be an indication that the transaction was undertaken in good faith and without any intent to defraud the advisory client.

4.	Prohibited Transactions and Activities

The following securities transactions are strictly prohibited and will not be authorized under any circumstances.

A.	Inside Information: Any transaction by an individual who possesses material nonpublic information regarding the security or the issuer of the security;

B.	Market Manipulation: Transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading;

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C.

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

1)	is being considered for purchase or sale by the Fund; or
2)	is being purchased or sold by the Fund.

D.

Inducing or causing the Fund to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the Fund, is a violation of this Code. Examples of this would include causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

E.

Using knowledge of the portfolio transactions of the Fund to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

F.

All Access Persons are prohibited from executing a personal transaction in any Covered Security on a day during which any portfolio of the Fund has a pending “buy” or “sell” order for that Covered Security, until such order is either executed or withdrawn. Fund Portfolio Managers are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Fund purchases or sells the same Covered Security. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such transaction within the proscribed periods (either while the Fund has an open order, or within the 7-day blackout period) will be required to be disgorged to an entity specified by the designated officer of the investment adviser of the Fund or his or her designee, and the Access Person may be subject to disciplinary action.

G.	Initial Public Offerings/Limited Offerings: Transactions involving initial public offerings (other than a new offering of a registered open-end investment company) or limited offerings.

H.

Other Transactions: Any other transaction deemed by the Chief Compliance Officer of Dupree to involve a potential conflict of interest, actual conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

I.	Pursuant to section 17(e)(1) of the 1940 Act and the SEC’s IM Guidance Update (No. 2015-01, February 2015), Dupree forbids any officer, director or employee

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from accepting any cash compensation, concession, fee, or commission from anyone other than Dupree. Employees are strictly prohibited from accepting gifts, tickets to any concerts, plays, movies, sporting events, or similar type social outings from any broker dealers and/or investment advisers that the firm conducts business with. This prohibition against receiving any gifts and/or entertainment is meant to be a “zero tolerance” policy. If any employee receives any compensation from any third party in violation of this Code, they shall immediately report it to the firm’s President and Chief Compliance Officer who shall be responsible for returning the gift and taking further disciplinary action as warranted.

5.	Procedures for Enforcement

A.

Any advisory client, access person or other individual who believes a violation of this Code has been or is about to be committed shall be provided an opportunity to present such facts in his or her possession to the Chairman, President, and Chief Compliance Officer.

B.	The complaint shall be sworn and such documents shall be submitted to the President with copies to the Chairman and Chief Compliance Officer of Dupree.

C.

One or more members of the Board of Directors, except any who are themselves the subject of the complaint, shall be designated as a board of inquiry to (i) determine the facts of the complaint; (ii) investigate the merits of the complaint; and (iii) issue findings of fact regarding the occurrence or non-occurrence of any violations.

D.

In the event of a finding by the board of inquiry of a violation of this Code, the full Board of Directors except those access persons or advisory persons who are found to be in violation, shall have the power to:

1)	Immediately terminate any investment advisory contract by any investment adviser in violation of this code;
2)	Require immediate filing of the required reports;
3)

require immediate divestiture of any security acquired as a result of insider information and the transfer to Dupree of any profits acquired thereby; or any loss incurred to be held as a liability by the person responsible for the violation;

4)	require the return to the affected advisory client of any profits acquired as a result of any sale made to it in violation of this Code;
5)	require the termination of employment for cause of any access person found to be in violation of this Code; and
6)	initiate any legal proceedings necessary to redress the violation discovered.

E.

Inquiries regarding this Code and its application should be directed to Dupree’s General Counsel and Chief Compliance Officer. Any violations or suspected violations of this Code shall be reported immediately to the President, Vice President, and Chief Compliance Officer of Dupree. No adverse disciplinary action shall be taken against any access person for reporting such violations.

Dupree & Company, Inc.

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6.	Reports Required

A.

Every access person (except as provided in Section 6.E below) must report to Dupree transactions in any Covered Securities in which that person has or acquires direct or indirect beneficial interest in the security. Such report may contain a statement that the report shall not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

B.	An initial holdings report shall be filed with the Vice President and/or Chief Compliance Officer of Dupree no later than 10 days after the person becomes an access person. The report shall contain:

1)	The name of the access person.
2)	The title or name of each Covered Security in which the access or related person had any direct or indirect beneficial ownership when the person became an access person.
3)

The name of any broker, dealer or bank with whom the access or related person maintained an account in which any securities were held for the direct or indirect benefit of the access or related person as of the date the person became an access person; and

4)	The date that the report is submitted by the access person.

C.

A quarterly holdings report shall be filed with the Vice President and/or Chief Compliance Officer of Dupree no later than 10 days after the end of each calendar quarter in which the transaction to which the report relates occurs. The report shall contain:

1)	The name of the access person.
2)	The date of the transaction, the title or name of each Covered Security involved;
3)	the nature of the transaction, i.e., purchase or sale or any other type of acquisition or disposition;
4)	the price of the Covered Security at which the transaction was effected;
5)	the name of the broker, dealer, or bank through which such transaction was effected; and
6)	the date that the report is submitted by the access person.

Duplicate copies of brokerage statements may be submitted by employees in connection with filing of quarterly holdings reports.

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May 2018

7)	With respect to any account established by the access or related person in which any securities were held during the quarter for the direct or indirect benefit of the access person:’

a.	The name of the broker, dealer or bank with whom the access or related person established the account;
b.	The date the account was established; and
c.	The date that the report is submitted by the access person.

D.

An annual holdings report shall be filed with the Chief Compliance Officer of Dupree no later than 30 days following the close of the calendar year, which report shall be current as of a date no more than 30 days before the report is submitted. The report shall contain:

1)	The title or name of each Covered Security in which the access person had any direct or indirect beneficial ownership; and
2)	The name of any broker, dealer or bank with whom the access or related person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and
3)	The date that the report is submitted by the access person.

E.	The reports shall not be required if the person does not have any direct or indirect influence over the account.

7.	Listing of Access Person; Notice Required

Dupree shall identify and require identification of all access persons who are required to make the reports required in Section 6. Such persons shall be informed by letter of their duty to make such reports, the date and place of such filing, the identity of the compliance officer and shall be provided with appropriate forms for the report.

8.	Review of reports

Upon receipt of the several reports delineated in Section 6, the Vice President shall review said reports to ascertain whether any access person has engaged in a securities transaction involving a Covered Security which, within the 15 days before or after the transaction, (i) was or had been held by Dupree’s advisory client, or (ii) was or had been considered by Dupree for the client’s benefit for purchase. If such a transaction is revealed by the review, the Vice President shall report this to the President and Chairman for further action, including employee disciplinary action, if appropriate.

Dupree & Company, Inc.

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May 2018

9.	Records Maintained

A.	Dupree will maintain the following records at its offices:

1)	A copy of this Code, any amendments to the same, or any succeeding code.
2)	A record of any violation of this Code and any action taken as a result of such violation.
3)	A copy of each report made pursuant to Section 6.
4)	A list of all persons who are, or within the past five (5) years have been required to make such reports.

B.	These records shall be maintained for a period of five (5) years.

C.	These records shall be kept in an easily accessible place and shall be available to the SEC and/or FINRA or its representative at reasonable times for inspection and examination.

D.

Each access person of Dupree shall acknowledge receipt of this Code and their duties hereunder. This acknowledgement shall be made in writing at the time of adoption and at the time of initial hiring and, from time to time, as amendments to the Code are adopted.